EXHIBIT 10.4

October 31, 2017

Re:Retention Bonus Agreement – Daniel Fields

Dear Daniel:

As you have been informed, MobileIron, Inc. (the “Company”) is offering you the retention bonus described in this letter (the “Agreement”) as an incentive for your continued service to the Company in the coming months.

If you sign this Agreement, you will be eligible to earn a retention bonus in connection with your continued employment with the Company on the terms described in this letter (the “Retention Bonus”).  Specifically, if you remain employed with the Company through October 31, 2018 (the “Retention Date”), you will earn a Retention Bonus in the amount of $300,000.00, less all applicable deductions and withholdings, provided that you are not on a leave of absence or a performance improvement plan on the Retention Date. The Retention Bonus will be advanced to you before you have earned it as follows:  One  payment of $150,000.00 will be made on November 15, 2017 and the second payment will be made on April 30, 2018.  Both of these advance payments will be subject to all applicable deductions and withholdings.

Since the Retention Bonus will be advanced to you before it is earned, you hereby agree to the following terms should your employment end before the Retention Date:

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If the Company terminates your employment without Cause (as defined below), or if your employment ends due to your death or disability, in either event at any time prior to the Retention Date, then you will receive a pro-rated amount of the Retention Bonus based upon the number of days you were employed from October 31, 2017 until the Retention Date (less any advance payments of the Retention Bonus), provided that:  (a) you continue to comply with your obligations under all agreements entered into between you and the Company; and (b) you deliver to the Company (and do not later revoke) a general release of claims in favor of the Company (and its officers, directors, employees, and affiliates) in a form satisfactory to the Company within twenty-one (21) days following your employment termination date.  In such circumstances, the pro-rated Retention Bonus will be paid thirty (30) business days after the effective date of the signed release that you have returned to the Company, and will be subject to all applicable deductions and withholdings. Should any advance payments of the Retention Bonus exceed the pro-rata Retention Bonus set forth in this paragraph, then you will not receive any further Retention Bonus but you shall not be required to repay any amounts previously advanced to you hereunder.

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If you resign your employment for any reason, or your employment is terminated by the Company for Cause (as defined below), in either event at any time on or prior to the Retention Date, then you will not have earned and will not be paid any Retention Bonus or partial Retention Bonus.  You also hereby agree to repay the Company for  any portion of the Retention Bonus that was advanced to you prior to your last date of employment.  You hereby agree that any amounts owed by you to the Company to repay any advanced payments for the Retention Bonus may be offset against any wages, equity proceeds, or other compensation owed by the Company to you on or after your last date of employment, as allowed by applicable law.

It is intended that all payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4) and 1.409A‑1(b)(9); this Agreement will be construed to the greatest extent possible as consistent with those provisions; and the timing of any such payments or benefits may be modified to satisfy those provisions.

For purposes of this letter, “Cause” means:  (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) commitment of an act of fraud or willful breach of trust against the Company; or (iii) any material breach of this Agreement or any other written agreement between you and the Company.

Except as expressly stated herein, nothing in this Agreement changes the terms and conditions of your employment with the Company.  For example, nothing in this Agreement alters the at-will nature of your employment or your right or the Company’s right to terminate your employment at any time, with or without Cause or advance notice.

This Agreement shall remain in full force and effect even if there is a change of control of the Company before the Retention Date, and this Agreement shall be binding upon the Company’s successors and assigns.

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without respect to conflicts of law principles.  This Agreement may be executed in counterparts and signatures by facsimile will suffice as original signatures.

If this Agreement is acceptable to you, please sign below.

Sincerely,

Mobileiron, Inc.  Signature:_/s/ Jared Lucas_____

By:Jared Lucas, Chief People Officer

Understood and Agreed:

/s/ Daniel Fields_________________

Name

October 31, 2017

Date